Exhibit 4.12

Dated 2 December 2021

SELINA HOLDING COMPANY, UK SOCIETAS

DEED OF AMENDMENT AND RESTATEMENT

OF WARRANT INSTRUMENT

TABLE OF CONTENTS

Clause		Page
1.	DEFINITIONS AND INTERPRETATION	1
2.	AMENDMENTS	1
3.	GENERAL	1
SCHEDULE 1		2

AMENDED AND RESTATED SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT

THIS DEED POLL (the “Deed”) is made on 2 December 2021

BY

SELINA HOLDING COMPANY, UK SOCIETAS, a UK Societas registered in England and Wales with company number SE000135, and whose registered office is at 6th Floor, 2 London Wall Place, Barbican, London, EC2Y 5AU, England (the “Company”);

WHEREAS

(A)	The Company executed a deed poll dated 25 March 2020 (the “Warrant Instrument”) in favour of the Warrantholders in connection with issuing Warrants to subscribe for Ordinary Shares.

(B)

The Company wishes to amend and restate the Warrant Instrument on the basis set out in this Deed pursuant to Clause 9.1 of the Warrant Instrument, which provides that the Warrant Instrument may be modified with the prior sanction of an Extraordinary Resolution.

(C)	On the date of this Deed an Extraordinary Resolution was passed approving the amendment and restatement of the Warrant Instrument in the form attached to this Deed.

(D)	This Deed is supplemental to and should be read in conjunction with, and construed as one document with, the Warrant Instrument.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

Terms used in this Deed shall, unless otherwise defined herein or the context otherwise requires, bear the meaning ascribed to them in the Warrant Instrument.

2.	AMENDMENTS

With effect from the date hereof, the Warrant Instrument shall be amended and restated as set out in Schedule 1.

3.	GENERAL

Clauses 16 (Notices), 17 (Third Parties) and 18 (Governing Law and Jurisdiction) of the Warrant Instrument shall be deemed to be incorporated into this Deed and shall apply to this Deed mutatis mutandis.

Schedule 1

AMENDED AND RESTATED WARRANT AGREEMENT

Dated 25 March 2020 and amended and

restated on 2 December 2021

SELINA HOLDING COMPANY, UK

SOCIETAS

WARRANT INSTRUMENT

THIS INSTRUMENT is made 25 March 2020 and amended and restated on 2 December 2021

BY

SELINA HOLDING COMPANY, UK SOCIETAS, a UK Societas registered in England and Wales with company number SE000135, and whose registered office is at 6th Floor, 2 London Wall Place, Barbican, London, EC2Y 5AU, England (the “Company”)

WHEREAS

(A)	The Company has agreed to issue Warrants to subscribe for Ordinary Shares on the terms set out in this Deed.

(B)	This document has been executed by the Company as a deed poll in favour of the Warrantholders.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this deed, unless the context otherwise requires:

“Adjustment Event” means:

(a)	any allotment or issue of equity securities by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve); or

(b)	any sub-division, consolidation or redesignation of any equity securities in the Company;

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company or any other person who, directly or indirectly, controls, is controlled by, or is under common control with such body corporate, including, without limitation, any general partner, managing member, officer or director of such body corporate or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such body corporate, in each case from time to time;

“Allottee” has the meaning given to it in Clause 5.1(a);

“Articles” means the articles of association of the Company from time to time;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the Cayman Islands, the City of London, New York City and Mexico are open for ordinary banking business;

“Certificate” means a certificate evidencing a Warrantholder’s entitlement to Warrants in the form, or substantially in the form, set out in Schedule 1;

“de-SPAC Transaction” means a business combination or merger transaction with a publicly traded special purpose acquisition corporation (a “SPAC”), which would involve the Company (or any Affiliate thereof used for the purposes of consummating such transaction) being acquired by, merging with or otherwise entering in to a combination with the SPAC on terms which (i) values the equity of the Company (or any Affiliate thereof used for the purposes of consummating such transaction) at not less than $350,000,000 (three hundred and fifty million US dollars), and (ii) results in net proceeds available to the Company (or any Affiliate thereof used for the purposes of consummating such transaction) being not less than $50,000,000 (fifty million US dollars), and which transaction is completed on or before 30 June 2022;

“Directors” means the board of directors of the Company for the time being;

“Exercise Date” has the meaning given to it in Clause 5.1;

“Extraordinary Resolution” means a resolution consented to in writing by Warrantholders entitled to exercise 66 per cent of the Total Subscription Rights with respect to Warrant Initial Shares at the relevant time or passed at a meeting of Warrantholders duly convened and held and carried by a majority consisting of not less than 66 per cent. of the votes cast on a show of hands or (if a poll is demanded) 66 per cent. of the votes cast on a poll, in each case being votes with respect to the Warrant Initial Shares represented by the Warrants held by such Warrantholders;

“Fee Amount” means:

(a)	where the pre-money equity valuation of the equity interests of the Company achieved in connection with the de-SPAC Transaction is $975,000,000 or more (the “Upper Threshold”), $1,600,000;

(b)	where the pre-money equity valuation of the equity interests of the Company achieved in connection with the de-SPAC Transaction is $800,000,000 or less (the “Lower Threshold”), $2,800,000;

(c)

in the event that the pre-money valuation of the equity interests of the Company achieved in connection with the de-SPAC Transaction is below the Upper Threshold but above the Lower Threshold, the Fee Amount shall be adjusted proportionally (on a range corresponding to the difference between the Upper Threshold and the Lower Threshold) and determined by the amount by which actual valuation achieved in such de-SPAC Transaction represents as between the difference from the Upper Threshold and the Lower Threshold (by way of example: if the pre-money valuation of the equity interests of Company in connection with a de-SPAC were $900,000,000, the Fee Amount would be $2,114,285.71);

“Fully Diluted Basis” has the meaning given to it in the Shareholders’ Agreement as at the date hereof (for the avoidance of doubt, disregarding any increase in the issued and outstanding share capital of the Company after the date hereof that is not envisaged in such definition at the date hereof);

“Group” means the Company and each of its subsidiaries from time to time; “Group Company” means any member of the Group;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“New Money Financing” means an equity financing of the Company (or any subsequent holding or parent company of the Company) in which the Company (or any subsequent holding or parent company of the Company) issues equity securities, including, for the avoidance of doubt, a de-SPAC Transaction;

“Ordinary Shares” means the voting ordinary shares of $0.01 each in the capital of the Company having the rights set out in the Articles and the Shareholders Agreement;

“Register” means the register of persons for the time being entitled to the benefit of the Warrants required to be maintained pursuant to this Deed;

“Shareholders Agreement” means the amended and restated subscription and shareholders’ agreement related to the Company dated 25 March 2020, as amended from time to time;

“Subscription Price” means $0.01 per Warrant Share, subject to adjustment in accordance with Schedule 3;

“Subscription Rights” means the individual subscription rights of each Warrantholder as defined in Clause 3.2;

“Termination Date” means the date falling on the fifth anniversary of the date of this Deed;

“Total Subscription Rights” has the meaning given to it in Clause 3.1;

“Warrant Further Shares” means such number of Ordinary Shares as is equal to the Fee Amount divided by the lowest price per Ordinary Share payable in cash or deemed payable in cash by the persons subscribing for Ordinary Shares pursuant to the private placement(s) of Ordinary Shares undertaken in parallel with the de-SPAC Transaction, subject to adjustment in accordance with Clause 3.4 and Schedule 3;

“Warrant Initial Shares” means:

(a)	in the case of an Exercise Date prior to completion of a New Money Financing, such number of Ordinary Shares as is equal to 6.25 per cent. of the Ordinary Shares, on a Fully Diluted Basis; or

(b)	in the case of an Exercise Date on or following completion of a New Money Financing:

(i)

where the total equity valuation of the Company in respect of such New Money Financing is $1,000,000,000 or more, such number of Ordinary Shares as is equal to 6.25 per cent. of the Ordinary Shares on a Fully Diluted Basis;

(ii)

where the total equity valuation of the Company in respect of such New Money Financing is less than $1,000,000,000, such number of Ordinary Shares as is equal to 7.64 per cent. of the Ordinary Shares on a Fully Diluted Basis;

(iii)

where the total equity valuation of the Company in respect of such New Money Financing is less than $851,000,000, such number of Ordinary Shares as is equal to 9.03 per cent. of the Ordinary Shares on a Fully Diluted Basis; and

(iv)

where the total equity valuation of the Company in respect of such New Money Financing is less than $600,000,000, such number of Ordinary Shares as is equal to 10.42 per cent. of the Ordinary Shares on a Fully Diluted Basis, in each case, subject to adjustment in accordance with Clause 3.4 and Schedule 3;

“Warrant Percentage” means, in respect of each Warrantholder, such percentage of the Warrant Shares as set out in its Certificate;

“Warrant Shares” subject to the following sentence, means Warrant Initial Shares or Warrant Further Shares, as the context requires. For the purpose of calculating whether a threshold in Schedule 4 is met, “Warrant Shares” shall mean only Warrant Initial Shares;

“Warrantholder” subject to the following sentence means, in relation to a Warrant, the person whose name appears in the Register as the holder of the Warrant; and

“Warrants” means the warrants of the Company constituted by this Deed and all rights conferred by them (including Subscription Rights).

1.2	In this Deed, unless the context otherwise requires:

(a)

“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006 and “subsidiary undertaking” means “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006;

(b)

every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the date of this Deed provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)

references to clauses and schedules are references to clauses of and Schedules to this Deed, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Deed include the Schedules;

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(e)	references to a “party” means a party to this Deed and includes its successors in title, personal representatives and permitted assigns;

(f)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(h)	references to “dollar”, “USD”, “US$” or “$” are references to the official currency from time to time of the United States of America;

(i)	references to times of the day are to London time unless otherwise stated;

(j)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(k)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(l)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(m)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.

1.4	Each of the schedules to this Deed shall form part of this Deed.

1.5	References to this Deed include this Deed as amended or varied in accordance with its terms

2.	DEED TO BE BINDING ON COMPANY

The Company agrees with the Warrantholders that the terms of this Deed shall be binding upon the Company.

3.	SUBSCRIPTION RIGHTS

3.1

Subject to Clause 3.4, the Warrants in aggregate give the Warrantholder(s) the right (the “Total Subscription Rights”) to subscribe in cash at the Subscription Price for the Warrant Shares on the terms set out in this Deed.

3.2

Subject to Clause 3.4, each Warrantholder shall have the right (the “Subscription Rights”) to subscribe in cash at the Subscription Price for such number of Warrant Shares as is equal to its Warrant Percentage as at the Exercise Date.

3.3

If the Warrantholder’s Certificate refers only to a “Warrant Percentage represented by this Certificate”, and not separately to a “Warrant Percentage in respect of Warrant Initial Shares represented by this Certificate”, and a “Warrant Percentage in respect of Warrant Further Shares represented by this Certificate”, the specified percentage is in respect of Warrant Initial Shares only and the Warrant Percentage in respect of Warrant Further Shares is deemed to be zero.

3.4

If an Adjustment Event occurs, the number and/or nominal value of Warrant Shares that each Warrantholder is entitled to subscribe and (as appropriate) the Subscription Price payable in respect of such subscription shall be adjusted in accordance with the provisions set out in Schedule 3.

4.	EXERCISING SUBSCRIPTION RIGHTS

4.1	Subject to Clauses 4.2 and 4.3, any Warrantholder may exercise its Subscription Rights at any time prior to the Termination Date.

4.2	Any Subscription Rights of a Warrantholder which have not been exercised in accordance with this Deed prior to the Termination Date shall automatically lapse on the Termination Date.

4.3	Subscription Rights in respect of Warrant Further Shares are not exercisable other than on or following completion of a de-SPAC Transaction.

4.4

Each Warrantholder may validly exercise all or any part of its Subscription Rights in accordance with the provisions of this Deed. For the avoidance of doubt, the Warrantholders shall have no voting rights in respect of the Warrant Shares until such time as they shall have exercised their Subscription Rights in accordance with the provisions of this Deed.

4.5

In order to validly exercise its Subscription Rights, a Warrantholder must deliver the following items to the registered office of the Company at least two Business Days prior to the anticipated Exercise Date:

(a)	the Certificate(s) for the Warrants in respect of which Subscription Rights are being exercised with the exercise notice set out on the Certificate duly completed;

(b)

a payment by such mode as the Company and the Warrantholder shall have previously agreed (and the parties hereto agree that wire transfer is an agreed mode of payment), for the aggregate Subscription Price in respect of the Subscription Rights which are being exercised; and

(c)

to the extent not already party to the Shareholders Agreement and unless the Shareholders Agreement has been terminated, an executed deed of adherence to the Shareholders Agreement as a holder of Ordinary Shares to take effect from allotment of the Warrant Shares on exercise.

4.6	Delivery of the items specified in Clause 4.5 to the Company shall be an irrevocable election by the Warrantholder to exercise the relevant Subscription Rights.

5.	ISSUE OF SHARES UPON EXERCISE OF SUBSCRIPTION RIGHTS

5.1	Upon the date of the valid exercise by the Warrantholder of its Subscription Rights in accordance with Clause 4.5 (the “Exercise Date”), the Company shall:

(a)	allot and issue to the person(s) identified in the relevant exercise notice (the “Allottee(s)”) the Warrant Shares to which the Warrantholder is entitled; and

(b)	enter the Allottee(s) name in the register of members of the Company as the holder of the Warrant Shares issued to the Allottee(s),

subject to the Articles and the Shareholders Agreement.

5.2	The Warrant Shares allotted following the exercise of the Subscription Rights shall:

(a)	be allotted and issued fully paid;

(b)	rank pari passu in all respects with the fully paid Ordinary Shares then in issue; and

(c)

be entitled to receive any dividend or other distribution which has previously been announced or declared in respect of the Ordinary Shares (but remains unpaid on the Exercise Date) provided that the date by which the holder of Warrant Shares must be registered to participate in such dividend or other distribution is on or after the Exercise Date.

5.3

If the number of Ordinary Shares falling to be allotted to a Warrantholder (or at its direction) on an exercise of Subscription Rights would otherwise require a fraction of an Ordinary Share to be allotted, the number of Ordinary Shares to be so allotted will be rounded down to the nearest whole number of Ordinary Shares.

6.	OBLIGATIONS OF WARRANTHOLDERS

Each Warrantholder shall keep confidential any information received by it in its capacity as a Warrantholder which is of a confidential nature except:

(a)

to its Affiliates, and each of its and their respective employees, directors, partners, trustees, shareholders, unitholders, potential shareholders, potential unitholders or other equity financing sources;

(b)	to any lender to the Company and/or to any shareholder of the Company;

(c)	as shall be required by law or by any regulatory authority to which the Warrantholder is subject or by the rules of any stock exchange upon which a Warrantholders’ securities are listed or traded;

(d)	to the Company’s auditors and/or any other professional advisers of the Company; or

(e)	to the Warrantholder’s professional advisers and to the professional advisers of any person to whom the Warrantholder is entitled to disclose information pursuant to this Clause 6,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Warrantholder.

7.	OBLIGATIONS OF THE COMPANY

7.1	For so long as any Subscription Rights remain outstanding, the Company will comply with the undertakings in this Clause 7.

7.2	The Company will notify each Warrantholder in writing of any anticipated New Money Financing or Adjustment Event:

(a)

in the case of a New Money Financing or Adjustment Event requiring a resolution of the board and/or of the shareholders of the Company (for its implementation or in respect of which such a resolution is to be sought), either at least five Business Days before the relevant written resolutions are passed or the board or general meeting of shareholders is held or, notice not having been given before the relevant written resolutions were passed or board or general meeting of shareholders were held, as soon as reasonably practicable (and in any event within five Business Days) after the relevant written resolutions were passed or board or general meeting of shareholders was held (whichever is the earlier); or

(b)	(in any other case) as soon as reasonably practicable (but in any case within five Business Days) after the Company becomes aware of the possibility of such New Money Financing or Adjustment Event,

such notice to specify the proposed date of the New Money Financing or Adjustment Event and the nature of the New Money Financing (including the relevant valuation of the Company) or Adjustment Event. Other than with the sanction of an Extraordinary Resolution, the Company will not implement any New Money Financing or Adjustment Event until at least five Business Days after such notice is given.

7.3

In the case of an Adjustment Event, the Company will procure that its auditors certify the appropriate adjustment in accordance with Schedule 3 if agreement cannot be reached between the Company and the Warrantholders (acting by way of Extraordinary Resolution) as to the adjustments to be made within ten Business Days of notice from the Company.

7.4

Where the New Money Financing or Adjustment Event referred to in a notice made by the Company pursuant to Clause 7.2(a) does not occur within 30 Business Days of the proposed date of the event specified in such notice, an additional notice by the Company pursuant to Clause 7.2(a) shall be required if the Company subsequently resolves to implement or becomes aware of such New Money Financing or Adjustment Event.

7.5

If it is proposed that there shall be a refinancing, reorganisation or other restructuring of the Group involving the acquisition of the Company by a new holding company, the Warrantholders and the Company shall procure that the Warrantholders exchange their Warrants (to the extent not yet exercised) for warrants over the same proportion of the equity share capital of the new holding company as the Warrant Shares to which the Warrants relate constituted as a percentage of the equity share capital of the Company prior to such refinancing, reorganisation or other restructuring of the Company, such warrants to be subject to the same terms and conditions as the Warrants.

7.6

The Company will not purchase, cancel or redeem, and will procure that no Group Company will purchase, any of the outstanding Warrants unless an offer to purchase, cancel or redeem is made pro rata to all Warrantholders (treating for these purposes the outstanding Warrants as one class). Warrantholders shall be free to accept or reject any such offer as they may, in their absolute discretion, decide.

7.7

The Company will procure that any person who makes an offer, which if accepted would constitute a Change of Control upon completion, will include within that offer the Warrant Shares, on terms equal to the highest offer made, or price payable, on a per share basis for the Ordinary Shares, and the Company shall not register any transfer of shares arising pursuant to such an offer unless each Warrantholder has been given the same opportunities as the holders of the Ordinary Shares to accept such offer in respect of all the Warrant Shares over which it has Subscription Rights.

7.8	The Company shall maintain the Register in accordance with the provisions of Schedule 2.

8.	TRANSFER OF WARRANTS

8.1	Without the express prior written consent of the Company, the Warrants are not transferable save in accordance with the provisions of Schedule 2:

(a)	any Warrantholder; or

(b)	any Affiliate of any of the persons mentioned in Clause 8.1(a).

8.2	Any transfer in breach of this Deed shall be void ab initio.

9.	MODIFICATION OF RIGHTS

9.1	Subject to Clauses 9.2 and 9.3, this Deed may be modified only with the prior sanction of an Extraordinary Resolution.

9.2

Any modification of this Deed that would impose any new obligations on a Warrantholder that holds Warrants with respect to Warrant Further Shares in such capacity, increase any such Warrantholder’s existing obligations in such capacity, or disproportionately and adversely modify their rights as Warrantholders in such capacity, shall require the prior sanction of Warrantholders entitled to exercise 66 per cent of the Total Subscription Rights with respect to Warrant Further Shares. For the avoidance of doubt and without limiting the previous sentence, the prior sanction of such majority of such Warrantholders shall be required in respect of any modification of the definition of “de-SPAC Transaction”, “Fee Amount”, “Warrant Further Shares”, or (so far as it pertains to Warrant Further Shares) “Warrant Percentage” or “Warrant Shares”.

9.3

Modifications to this Deed which are of a purely formal, minor or technical nature which do not prejudice in any way the rights of the Warrantholders, may be made by deed poll signed as a deed by the Company and a copy of such deed shall be provided to the Warrantholders within five Business Days of the date of its execution.

10.	LIQUIDATION

10.1

If an order is made or an effective resolution is passed for the winding-up or dissolution of the Company or if any other dissolution of the Company by operation of law is to be effected, the Company shall immediately notify the Warrantholders, in writing, that such an order has been made or resolution has been passed or other dissolution is to be effected. The Warrantholders shall be entitled at any time within two months after the date such notice is given to elect by notice in writing to the Company to be treated as if they had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised the Subscription Rights and they shall be entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of Ordinary Shares, such a sum, if any, as they would have received had they been the holders of and paid for the Ordinary Shares to which they would have become entitled by virtue of such exercise, after deducting from such sum the amount which would have been payable by them in respect of the Ordinary Shares if they had exercised the Subscription Rights. Nothing contained in this Clause 10 shall have the effect of requiring the Warrantholders to make any actual payment to the Company.

11.	CERTIFICATES

11.1

Within five Business Days of entering the name of a Warrantholder in the Register, the Company shall issue to the Warrantholder a Certificate in respect of the Subscription Rights in respect of which it is recorded in the Register as the holder.

11.2	If a Certificate is mutilated, defaced, lost, stolen or destroyed the Company will replace it provided that:

(a)	the Warrantholder seeking the replacement provides the Company with such evidence in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;

(b)	mutilated or defaced Certificates in respect of which replacements are being sought are surrendered; and

(c)

the Warrantholder seeking the replacement shall indemnify the Company on demand against all losses which may be suffered or incurred directly or indirectly in connection with the mutilation, defacement, loss, theft or destruction of such Certificate.

12.	MEETINGS OF WARRANTHOLDERS

12.1	The provisions of Schedule 4 shall apply to meetings of Warrantholders in their capacity as holders of Warrants with respect to Warrant Initial Shares.

12.2	The provisions of Schedule 4 shall apply, with any necessary modifications, to meetings of Warrantholders in their capacity as holders of Warrants with respect to Warrant Further Shares.

13.	AUDITORS

If the auditors of the Company are unwilling or unable to perform any calculation or other task required of them under this Deed, the Company and the Warrantholders shall appoint another reputable firm of accountants agreed between them (or in the absence of agreement nominated by the President of the Institute of Chartered Accountants of England and Wales) to perform the calculation or task.

14.	SUPREMACY OF SHAREHOLDERS’ AGREEMENT

In the event of any conflict or inconsistency between the provisions of this Deed and the Investment Agreement, the terms of the Shareholders Agreement shall prevail on the Company and the Warrantholders and the Company shall procure that the terms of this Deed are amended so as to accord with the provisions of the Shareholders Agreement.

15.	INVALIDITY

Where any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Deed and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

16.	NOTICES

16.1

Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 16.2 and served:

(a)	if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting;

(b)	if from or to any place outside the United Kingdom, by air courier, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier;

(c)	by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that in the case of any notice despatched other than on a Business Day between the hours of 9:30 a.m. to 5:30 p.m. shall be deemed to have been given at 9:30 a.m. on the next Business Day.

16.2	Notices under this Deed shall be sent for the attention of the person and to the address, or e-mail address, subject to Clause 16.3, as set out below:

(a)	in the case of the Company:

Name:	Selina Holding Company, UK Societas

Attention:	Jon Grech, General Counsel

Address:	6th Floor, 2 London Wall Place Barbican, London EC2Y 5AU

E-mail:	jon.grech@selina.com

(b)	in the case of a Warrantholder, to the address of the Warrantholder shown in the Register or, if no address is shown in the Register, to its last known place of business or residence.

16.3

The Company may notify each Warrantholder, and any Warrantholder may notify the Company, of any change to its address or other details specified in Clause 16.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

16.4

If no address has been notified to the Company by a Warrantholder, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Deed may be given to that Warrantholder by the Company by exhibiting it for three days at the registered office of the Company.

16.5

Any person who becomes entitled to any Warrant (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of that Warrant before its name and address is entered on the Register.

17.	THIRD PARTIES

Save for a Warrantholder, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed except and to the extent (if any) that this Deed expressly provides for such Act to apply to any of its terms.

18.	GOVERNING LAW AND JURISDICTION

This Deed (and any disputes, proceedings or claims of whatever nature arising out of or in any way relating to this Deed, its subject matter or its formation, including any non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales and the Company hereby submits to the exclusive jurisdiction of the courts of England and Wales, and waives any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate form.

SCHEDULE 1

FORM OF CERTIFICATE

SCHEDULE 2

THE REGISTER AND TRANSFER OF WARRANTS

SCHEDULE 3

ADJUSTMENTS

SCHEDULE 4

MEETINGS AND RESOLUTIONS OF WARRANTHOLDERS

This document has been executed as a deed poll and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered	)

as a DEED by	)

SELINA HOLDING COMPANY, UK
SOCIETAS	)
	)	/s/ Rafael Museri
a director, in the presence of:		Authorized Signatory

/s/ Aviv Raor		Signature of Witness:

Aviv Raor		Name of Witness

Address of Witness

Executive Assistant to CEO		Occupation of Witness

Dated 1 July 2022

SELINA HOSPITALITY PLC

DEED OF AMENDMENT OF WARRANT INSTRUMENT

TABLE OF CONTENTS

Clause		Page
1.	DEFINITIONS AND INTERPRETATION	23

2.	AMENDMENTS	23

3.	GENERAL	24

THIS DEED POLL (the “Deed”) is made on 1 July 2022

BY

SELINA HOSPITALITY PLC, a company incorporated in England and Wales with company number 13931732, and whose registered office is at 6th Floor, 2 London Wall Place, Barbican, London, EC2Y 5AU, England (the “Company”);

WHEREAS

(C)	The Company executed a deed poll dated 25 March 2020 (the “Original Warrant Instrument”) in favour of the Warrantholders in connection with issuing Warrants to subscribe for Ordinary Shares.

(D)	The Company amended and restated the Original Warrant Instrument on 2 December 2021 (the “Warrant Instrument”) with the prior sanction of an Extraordinary Resolution.

(E)

The Company wishes to amend the Warrant Instrument on the basis set out in this Deed pursuant to Clause 9.1 of the Warrant Instrument, which provides that the Warrant Instrument may be modified with the prior sanction of an Extraordinary Resolution.

(F)	On the date of this Deed an Extraordinary Resolution was passed approving the amendment of the Warrant Instrument in the form attached to this Deed.

(G)	This Deed is supplemental to and should be read in conjunction with, and construed as one document with, the Warrant Instrument.

IT IS AGREED THAT

2.	DEFINITIONS AND INTERPRETATION

Terms used in this Deed shall, unless otherwise defined herein or the context otherwise requires, bear the meaning ascribed to them in the Warrant Instrument.

3.	AMENDMENTS

With effect from the date hereof, the Warrant Instrument shall be amended as follows:

(a)	in the definition of “de-SPAC Transaction”, the date “30 June 2022” shall be replaced with the date “30 September 2022”;

(b)	in the definition of “Warrant Further Shares”, the phrase “a price equal to 70% of” shall be inserted before the words “the lowest price per Ordinary Share”;

(c)

in the definition of “Warrant Initial Shares”, adding after the phrase “and Schedule 3” the words “ and, in the case of an Exercise Date on or following a New Money Financing that is a de-SPAC Transaction, the Fully Diluted Basis shall be calculated as at immediately prior to the subdivision of share capital of the Company approved by the ordinary resolution of the shareholders of the Company dated 20 January 2022”; and

(d)

in clause 5.2(a), the words “and, when the Subscription Rights are exercised in connection with a de-SPAC transaction, deemed to be allotted and issued immediately prior to the subdivision of share capital of the Company approved by the ordinary resolution of the shareholders of the Company dated 20 January 2022” shall be inserted after the words “fully paid”.

4.	GENERAL

Clauses 16 (Notices), 17 (Third Parties) and 18 (Governing Law and Jurisdiction) of the Warrant Instrument shall be deemed to be incorporated into this Deed and shall apply to this Deed mutatis mutandis.

This Deed has been executed as a deed poll and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered	)

as a DEED by	)

SELINA HOSPITALITY PLC	) /s/ Rafael Museri

in the presence of:	) Authorised Signatory

/s/ Aviv Raor	Signature of Witness

Aviv Raor	Name of Witness

Address of Witness

Executive Assistant to CEO	Occupation of Witness